EXHIBIT 99.1
ASSURANCEAMERICA CORPORATION ANNOUNCES 2008 RESULTS
ATLANTA—(BUSINESSWIRE)—April 22, 2008—Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM), today announced its unaudited financial results for March 31, 2008 and the three months ended March 31, 2008.
Revenues for the month of March 2008 increased 3% to $5.4 million, compared to $5.3 million for the same month of 2007. Revenues for the three months of 2008 increased 11% to $16.8 million, compared with $15.2 million for the same period of 2007.
Pretax earnings decreased 106% for the month of March 2008 to a loss of $24,000, compared to income of $.4 million in March 2007. The Company’s pretax earnings decreased 47% for the three month period ended March 31, 2008 to $0.6 million, compared with $1.1 million in the same period last year.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, decreased 4% from $13.5 million in March 2007 to $12.9 million in March 2008. Gross Premiums Produced increased 1% from $42.1 million for the three months ended March 31, 2007 to $42.4 million for the same period of 2008. Gross Premiums Produced is used by management as a measure of the underlying growth of the Company’s revenue streams from period to period.
Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica said, “Our industry is in what is referred to as a “soft market”–a time when some of our carrier’s competitors are reducing insurance rates to enhance their top line growth. We have chosen not to engage in irresponsible pricing, and this has slowed our carrier’s momentum. Additionally, the downturn in Florida’s construction industry and other sectors adversely impacted our 40 retail locations there. All this means we are not pleased with our present growth and profit picture. However, we view this as a temporary downturn and feel positive about the future.”
AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Louisiana, Mississippi, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contact:
AssuranceAmerica Corporation, Atlanta
Mark Hain, General Counsel, Secretary, Sr. Vice President
(770) 952-0200 Ext. 6259
Greg Woods, Acting Chief Financial Officer
(770) 952-0200 Ext. 6215